Exhibit 3.1
CERTIFICATE OF DESIGNATION
OF
SERIES A PARTICIPATING
CUMULATIVE PREFERRED STOCK
OF
KB HOME
Pursuant to Section 151 of the
General Corporation Law of the
State of Delaware
     We, Jeffrey T. Mezger, President, and Wendy C. Shiba, Secretary, of KB Home (the “Corporation”), organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 103 thereof, DO HEREBY CERTIFY:
     FIRST: Pursuant to the authority conferred upon the Board of Directors by Article FOURTH of the Restated Certificate of Incorporation of the Corporation, the Board of Directors at a meeting held on January 22, 2009 adopted the following resolutions authorizing the creation of a series of up to 2,900,000 shares of Preferred Stock designated as Series A Participating Cumulative Preferred Stock with such voting, dividend, liquidation and other rights, preferences and terms and limitations substantially as set forth below, which resolutions are in full force and effect on the date hereof:
     RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of its Restated Certificate of Incorporation, a series of Preferred Stock of the Corporation be and it hereby is created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:
     Section 1. Designation and Amount. There shall be a series of Preferred Stock designated as “Series A Participating Cumulative Preferred Stock” (the “Rights Preferred Stock”) and the initial number of shares constituting such series shall be 2,900,000.
     Section 2. Rank. The Rights Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank prior to all classes of common stock of the Corporation. The Rights Preferred Stock shall rank junior with respect to payment of dividends and on liquidation to all other series of the Corporation’s Preferred Stock outstanding on the date hereof and to all such other series that specifically provide that they shall rank senior to the Rights Preferred Stock. Each share of the Rights Preferred Stock shall rank equally in all respects. All equity securities of the Corporation to which the Rights Preferred Stock ranks or shall rank prior (whether with respect to dividends or upon liquidation, dissolution, winding up or otherwise), including the Common Stock, $1.00 par value per share (the “Common Stock”), and the Special Common Stock, $1.00 par value per share, of the Corporation are collectively referred to herein as the “Junior Securities.” All equity securities of the Corporation with which the Rights Preferred Stock ranks or shall rank on a parity (whether with respect to dividends or upon liquidation, dissolution, winding up or otherwise) are collectively referred to herein as the “Parity Securities.” All equity securities of the Corporation to which the Rights Preferred Stock ranks or shall rank junior (whether with respect to dividends or upon liquidation, dissolution, winding up or otherwise) are collectively referred to herein as the “Senior Securities.”
     Section 3. Dividends and Distributions.
     (A) Subject to the prior and superior rights of the holders of any Senior Securities, the holders of shares of Rights Preferred Stock, in preference to the shares of Common Stock and any other Junior Securities shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds at the time legally available for payment of dividends, quarterly dividends payable in cash on March 31, June 30, September 30 and December 31 (each, a “Quarterly Dividend Payment Date”) in each year (unless any such day is not a business day, in which event on the next succeeding business day), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Rights Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or, (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock, since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Rights Preferred Stock. If the Corporation shall at any time (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Rights Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
     (B) The Corporation shall declare a dividend or distribution on the Rights Preferred Stock as provided in paragraph (A) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, if no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Rights Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.
     (C) Dividends shall begin to accrue and be cumulative on outstanding shares of Rights Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Rights Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue and be cumulative from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Rights Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Dividends in arrears may be declared and paid at any time without reference to any regular Quarterly Dividend Payment Date. Each dividend shall be paid to the holders of record of shares of the Rights Preferred Stock as they appear on the stock books of the Corporation on such date, not more than 60 nor less than 10 days preceding the payment date thereof, as may be fixed by the Board of Directors or a duly authorized committee thereof.
     (D) The Corporation shall not declare, pay or set apart for payment any dividend on any Junior Securities or make any distribution in respect thereof, either directly or indirectly, in cash, obligations or shares of the Corporation or other property (all such dividends and distributions being hereinafter referred to as “Junior Securities Distributions”) unless all accrued and unpaid cumulative dividends or other dividends or distributions have been paid or declared and set apart for payment on or in respect of the Rights Preferred Stock through the then most recent Quarterly Dividend Payment Date. As long as any dividend on the Rights Preferred Stock is in arrears, the Corporation shall not, and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to, redeem, purchase or otherwise acquire for value any Junior Securities or make any payment on account of or set apart for payment money for a sinking or other similar fund for the purchase, redemption or other retirement of, any Junior Securities. Notwithstanding the foregoing, this Section 3(D) shall not prohibit the payment or declaration and setting aside of a dividend payable solely in shares of Junior Securities or a redemption, purchase or acquisition of Junior Securities solely with shares of Junior Securities.
     (E) The corporation shall not declare, pay or set apart for payment by the Corporation any full dividend on any Parity Securities for any period unless and until all accrued and unpaid cumulative dividends have been or contemporaneously are declared and paid or declared and a sum set apart sufficient for such payment on the Rights Preferred Stock through the then most recent Quarterly Dividend Payment Date. If any dividend is not paid in full upon the shares of the Rights Preferred Stock, the Corporation shall not declare, pay or set apart for payment any dividend on any Parity Securities or make any distribution in respect thereof, either directly or indirectly, in cash, obligations or shares of the Corporation or other property (all such dividends and distributions being hereinafter referred to as “Parity Securities Distributions”) unless dividends and distributions are declared and paid on the Exchangeable Preferred Stock pro rata with any Parity Securities Distribution declared and paid on any Parity Securities so that the amount of dividends and distributions declared and paid per share of the Rights Preferred Stock and such Parity Securities shall in all cases bear to each other the same ratio that accrued dividends per share on the Rights Preferred Stock and the Parity Securities bear to each other. Any dividend or distribution paid on the shares of Rights Preferred Stock shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.
     (F) Except as otherwise provided in Section 3(D), as long as any dividend on the Rights Preferred Stock is in arrears, the Corporation shall not, and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to, redeem, purchase or otherwise acquire for value any Rights Preferred Stock or Parity Securities or make any payment on account of or set apart for payment money for a sinking or other similar fund for the purchase, redemption or other retirement of, any Rights Preferred Stock or Parity Securities.

     (G) No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or any other payment in respect of the Rights Preferred Stock or any Parity Securities which may be in arrears.
     Section 4. No Redemption. The shares of Rights Preferred Stock shall not be redeemable.
     Section 5. Liquidation or Dissolution.
     (A) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of Rights Preferred Stock then outstanding shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth and subject to any greater amount as may be provided in Section 5(B) hereof, equal to 100 times the aggregate amount to be distributed per share to holders of Common Stock. If the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Rights Preferred Stock were entitled immediately prior to such event under the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event. After the payment to the holders of shares of the Rights Preferred Stock of the full preferential amounts provided for in this Section 5(A) and in Section 5(B), the holders of the Rights Preferred Stock as such shall have no right or claim to any of the remaining assets of the Corporation.
     (B) Before any payment shall be made to the holders of any Junior Securities, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of Rights Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, an amount equal to $100.00 per share (plus an amount equal to unpaid cumulative dividends thereon accrued to the date of liquidation, dissolution or winding up, whether or not declared and whether or not such date is a regular quarterly dividend payment date), without interest.
     (C) A merger or consolidation of the Corporation with or into any other corporation or a voluntary sale, exchange, transfer or conveyance of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the Corporation and the distribution of assets to stockholders) shall not be deemed to be a voluntary or involuntary liquidation or dissolution or winding up of the Corporation within the meaning of this Section 5.
     (D) If the assets of the Corporation available for distribution to the holders of shares of the Rights Preferred Stock upon any dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to Sections 5(A) and 5(B) above, no such distribution shall be made on account of any Parity Securities upon such dissolution, liquidation or winding up unless amounts shall be paid on account of the shares of Rights Preferred Stock pro rata in proportion to the full amounts to which holders of all the Rights Preferred Stock and such Parity Securities are respectively entitled upon such dissolution, liquidation or winding up.
     Section 6. No Sinking Fund. The shares of Rights Preferred Stock shall not be subject to the operation of a purchase, retirement or sinking fund.
     Section 7. Voting Rights. In addition to any other voting rights required by law, the holders of shares of Rights Preferred Stock shall have the following voting rights:
     (A) Subject to the provision for adjustment set forth in this Section 7(A), holders of Rights Preferred Stock shall be entitled to 100 votes per share with respect to all matters submitted to a vote of the holders of the Common Stock as well as with any other class or series of stock of the Corporation then having the right to vote with the Common Stock concerning any matter being voted upon by holders of the Common Stock. If the Corporation shall at any time (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Rights Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
     Holders of shares of Rights Preferred Stock, holders of shares of Common Stock and holders of shares of such other series or class of stock shall vote together as one class except as provided in this Section 7 and the Certificate of Incorporation of the Corporation and as provided by law. Shares of the Rights Preferred Stock shall at no time be entitled, as a series, class or otherwise, to cumulate their votes in the election of directors or be entitled to any additional, other or special or restrictive voting rights of any kind whatsoever, except as provided in this Section 7 and as provided by law.
     (B) If at any time cumulative dividends on the outstanding shares of Rights Preferred Stock shall be accrued and unpaid in an aggregate amount per share equal to or exceeding six quarterly dividends thereon, then the number of directors constituting the Board of Directors without further action shall be increased by two, and the holders of shares of Rights Preferred Stock voting separately as a class together with holders of all other shares of Preferred Stock of the Corporation that are either Senior Securities or Parity Securities and that have substantially similar voting rights with respect to the election of directors which have fully vested by the terms of such stock as a result of the occurrence of substantially similar or greater arrearages of dividends (such other series of Preferred Stock being herein referred to as “Other Voting Preferred Stock”), shall thereupon have the right (exercisable only at the time, in the manner and subject to the conditions and during the period hereinafter stated) to elect two members of the Board of Directors, the remaining directors to be elected by the class or classes of stock entitled to vote therefor, including the Rights Preferred Stock, at each meeting of stockholders held for the purpose of electing directors. Each share of Rights Preferred Stock and Other Voting Preferred Stock shall have one vote per share with respect to the election of directors pursuant to this Section 7(B).

     (C) Whenever the voting right described in Section 7(B) shall have vested, such right may be exercised initially either at a special meeting of the holders of Rights Preferred Stock and Other Voting Preferred Stock, called as hereinafter provided, or at any annual meeting of stockholders held for the purpose of electing directors, and thereafter at such annual meetings. Such voting right shall continue until such time as all accrued dividends on the Rights Preferred Stock shall have been paid in full at which time such voting right of the holders of Rights Preferred Stock shall terminate, subject to revesting in the event of each and every subsequent failure of the Corporation of the character described in Section 7(B).
     (D) At any time when the voting right described in Section 7(B) shall have vested in the holders of Rights Preferred Stock and if such right shall not already have been exercised in full by Other Voting Preferred Stock, a proper officer of the Corporation shall, upon the written request of any holder of record of Rights Preferred Stock then outstanding, addressed to the Secretary of the Corporation, call a special meeting of holders of Rights Preferred Stock and holders of Other Voting Preferred Stock. Such meeting shall be held at the earliest practicable date upon the notice required for annual meetings of stockholders at the place for holding annual meetings of stockholders of the Corporation or, if none, at a place designated by the Secretary of the Corporation. If such meeting shall not be called by the proper officer of the Corporation within 30 days after the personal service of such written request upon the Secretary of the Corporation, or within 30 days after mailing the same within the United States, by registered mail, addressed to the Secretary of the Corporation at its principal office (such mailing to be evidenced by the registry receipt issued by the postal authorities), then the holders of record of 10% of the shares of Rights Preferred Stock then outstanding may designate in writing any holder of such stock to call such meeting at the expense of the Corporation, and such meeting may be called by such person so designated upon the notice required for annual meetings of stockholders and shall be held at the same place as is elsewhere provided in this Section 7(D). Any holder of Rights Preferred Stock which would be entitled to vote at such meeting shall have access to the stock books of the Corporation for the purpose of causing a meeting of holders of shares of Rights Preferred Stock and Other Voting Preferred Stock to be called pursuant to the provisions of this Section 7(D). Notwithstanding the provisions of this Section 7(D), however, no such special meeting shall be called during a period within 90 days immediately preceding the date fixed for the next annual meeting of stockholders. Holders of Rights Preferred Stock shall be entitled to receive notice of, participate in and vote at any meeting of holders of Other Voting Preferred Stock with respect to the election of directors to the same extent as provided in Sections 7(B) through 7(G).
     (E) At any meeting held for the purpose of electing directors at which the holders of Rights Preferred Stock shall have the right, voting together as a class with holders of shares of Other Voting Preferred Stock, to elect directors as provided in Section 7(B), the presence in person or by proxy of the holders of at least 10% of the then outstanding aggregate number of shares of Rights Preferred Stock and Other Voting Preferred Stock shall be required and be sufficient to constitute a quorum of such class for the election of directors by such class. At any such meeting or adjournment thereof (i) the absence of a quorum of the holders of shares of Rights Preferred Stock and Other Voting Preferred Stock shall not prevent the election of directors other than those to be elected by the holders of stock of such class and the absence of a quorum or quorums of the holders of capital stock entitled to elect such other directors shall not prevent the election of directors to be elected by the holders of shares of Rights Preferred Stock and, if applicable, Other Voting Preferred Stock and (ii) in the absence of a quorum of the holders of any class of stock entitled to vote for the election of directors, a majority of the holders present in person or by proxy of such class shall have the power to adjourn the meeting for the election of directors which the holders of such class are entitled to elect, from time to time, without notice (except as required by law) other than announcement at the meeting, until a quorum shall be present.
     (F) The term of office of all directors elected by the holders of shares of Rights Preferred Stock and Other Voting Preferred Stock pursuant to Section 7(B) or such substantially similar provisions of Other Voting Preferred Stock who are in office at any time when the voting right described in Section 7(B) is vested in the holders of Rights Preferred Stock shall terminate upon the election of their successors at any meeting of holders of Rights Preferred Stock and, if applicable, Other Voting Preferred Stock for the purpose of electing directors. Except to the extent otherwise provided by the terms of the Other Voting Preferred Stock, upon any termination of such voting rights in accordance with Section 7(C), the term of office of all directors elected pursuant to Section 7(B) then in office shall thereupon terminate and upon such termination the number of directors constituting the Board of Directors shall, without further action, be reduced by two, subject always to the increase of the number of directors pursuant to Section 7(B) in case of the future right of the holders of Rights Preferred Stock to elect directors as provided therein.
     (G) In case of any vacancy occurring among the directors elected pursuant to Section 7(B), the remaining director who shall have been so elected may appoint a successor to hold office for the unexpired term of the director whose place shall be vacant. If both directors so elected shall cease to serve as directors before their terms shall expire, the holders of shares of Rights Preferred Stock and shares of any Other Voting Preferred Stock then outstanding may, at a special meeting of the holders called as provided above, elect successors to hold office for the unexpired terms of such directors whose places shall be vacant.
     Section 8. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Rights Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. If the Corporation shall at any time (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Rights Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

     Section 9. Reacquired Shares. Shares of Rights Preferred Stock which have been issued and reacquired in any manner, including shares purchased, shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation and upon compliance with any applicable provisions of the laws of the State of Delaware have the status of authorized and unissued shares of Preferred Stock of the Corporation undesignated as to series and may be redesignated and reissued as part of any series of Preferred Stock.
     Section 10. Notice of Certain Actions. If the Corporation consolidates or merges with, or transfers all or substantially all of its assets to, another corporation, and stockholders of the Corporation must approve the transaction or there is a dissolution or liquidation of the Corporation, then the corporation shall mail to holders of the Rights Preferred Stock a notice stating the proposed record date or, in the case of transactions for which no record date need be determined, the effective date. The Corporation shall mail the notice at least 10 days before such date. Failure to mail the notice or any defect in such notice shall not affect the validity of any transaction referred to in this Section 10.
     Section 11. No Implied Limitations. Except as otherwise provided by express provisions of this Certificate of Designation, nothing herein shall limit, by inference or otherwise, the discretionary right of the Board of Directors to classify and reclassify and issue any shares of Preferred Stock and to fix or alter all terms thereof to the full extent provided in the Certificate of Incorporation of the Corporation.
     Section 12. General Certificate of Incorporation Provisions. In addition to the above provisions with respect to the Rights Preferred Stock, such Rights Preferred Stock shall be subject to, and shall be entitled to the benefits of, the provisions set forth in the Corporation’s Certificate of Incorporation.
     Section 13. Amendments. So long as any shares of the Rights Preferred Stock are outstanding, the Corporation shall not without the written consent or the affirmative vote of holders of at least a majority of the Rights Preferred Stock at the time outstanding amend or change any terms of the Rights Preferred Stock or other provisions of the Certificate of Incorporation (by merger or otherwise) so as to affect materially and adversely the Rights Preferred Stock.
     Section 14. Fractional Shares. Rights Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Rights Preferred Stock.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed in its name and on its behalf on this 22nd day of January, 2009 by an officer of the Corporation who acknowledges that this Certificate of Designation is the act of the Corporation and that to the best of his knowledge, information and belief and under penalties for perjury, all matters and facts contained in this Certificate of Designation with respect to authorization and approval thereof are true in all material respects.

KB HOME
By:	/s/ Jeffrey T. Mezger
	Name:	Jeffrey T. Mezger
	Title:	President

Attest:
/s/ Wendy C. Shiba
Name:	Wendy C. Shiba
Title:	Executive Vice President, General Counsel and Corporate Secretary